Exhibit 99.1

CONTACT:	William E. Koziel
Chief Financial Officer
(847) 597-8800

Così, Inc. Announces Leadership Transition

DEERFIELD, IL – August 31, 2011 – Così, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today announced that its Board of Directors has appointed Chairman of the Board Mark Demilio, 55, as interim Chief Executive Officer of the Company following the resignation of James Hyatt, 54.  Mr. Hyatt has resigned as Chief Executive Officer and President of the Company and as a member of the Board of Directors, effective immediately, to pursue another opportunity due to family considerations.  He will remain an employee of the Company until September 23, 2011 in order to assist with the leadership transition.

A Search Committee of the Board of Directors has been created, which will oversee the process for the identification and selection of a new Chief Executive Officer.  Mr. Demilio will serve as interim Chief Executive Officer until the selection process is complete.  Candidates from both inside and outside the company will be considered.

“I am proud of our accomplishments over the last four years and believe the efforts we have made to focus the Company on driving traffic and sales while working to improve operating margins and control administrative costs will continue to gain traction and set the table for growth,” said James Hyatt.  “My decision to leave was driven by personal considerations as I was recently approached with an opportunity that will enable me to remain with my family in Atlanta.  I continue to believe in the direction and future of Così and will assist Mark and the team over the next several weeks to help ensure Così continues to improve operationally and financially.”

“On behalf of the Board, I would like to thank Jim for his stewardship and for the accomplishments and improvements of the Company during his tenure,” said Mr. Demilio.  “I believe Jim has helped to get the Company on the right track and we will continue to work toward improving profitability and growth.  We also wish Jim well in his new position.”

“I too would like to thank Jim for his leadership,” said Michael O’Donnell, a Director of the Company.  “During this transition period, we are fortunate to have an executive with the skills and experience that Mark brings to Così.  We believe his background and experience will be valuable during this transition and that he will bring a fresh perspective and focus to our business.”

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast-casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Così's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 80 Company-owned and 58 franchise restaurants operating in seventeen states, the District of Columbia and the United Arab Emirates. The Così® vision is to become America's favorite fast-casual restaurant by providing customers authentic, innovative, savory food.

The Così® menu features unique sandwiches, freshly tossed salads, melts, soups, flatbread pizzas, Squagels®, breakfast wraps and other breakfast products, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“COSÌ”, “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries.  Copyright © 2011 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. Coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build-out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and, adverse economic conditions.  Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on the company's website at
http://www.getcosi.com  in the investor relations section.